EXHIBIT 10.1

BARNES &NOBLE.COM

DIGITAL PRODUCTS DEVICE DEVELOPMENT INCENTIVE

BONUS PLAN

BARNES & NOBLE.COM DIGITAL PRODUCTS DEVICE DEVELOPMENT

INCENTIVE BONUS PLAN

THIS PLAN is adopted effective May 2, 2010, by barnesandnoble.com llc (“Barnes & Noble.com” or the “Company”), a wholly-owned subsidiary of Barnes & Noble, Inc., for the benefit of Eligible Employees (defined in Paragraph 1, below) selected for participation;

The Company recognizes the valuable services performed for it by the Eligible Employees and wishes to encourage continued employment; and

The Company wishes to provide the terms and conditions upon which the Company shall pay Bonus Amounts to the Eligible Employees for each Bonus Period.

NOW, THEREFORE, the Company establishes the Plan as follows:

1. Definition of Terms. Certain words and phrases are defined when first used in later Paragraphs of this Plan and, in addition, the following words and phrases shall have the following respective meanings:

a. Bonus Period: For the year 2010, the Bonus Period shall be the fifteen (15) month period beginning February 1, 2010 and ending on April 30, 2011, and thereafter the Bonus Period shall be the twelve month period comprising a fiscal year of the Company, ending on the Saturday closest to the last Saturday of April (each a “Fiscal Year”). For example, Fiscal Year 2011 begins on May 1, 2010 and ends on April 30, 2011.

b. Net Device Sales Bonus Pool: A bonus pool of no more than One and Eight Tenths Percent (1.80%) of Net Device Sales Revenue will be allocated by the Compensation Committee of Barnes & Noble, Inc. for the purpose of establishing a pool for use in awarding annual and/or one-time bonuses to Eligible Employees for a Bonus Period.

c. Bonus Amount: The amount awarded to an Eligible Employee under the Plan, if any, that the Company determines, in its sole discretion, to award to an Eligible Employee as a bonus with respect to a Bonus Period. The Bonus Amount awards shall come from the Net Device Sales Bonus Pool and the amounts of all Bonus Award shall be determined by the Chief Executive Officer of Barnes & Noble, Inc., the Chief Financial Officer, Barnes & Noble, Inc., the President, B&N Digital Products, and the Vice President Human Resources of Barnes & Noble.com (the “Award Committee”). The Award Committee shall act on behalf of the Company and may determine and distribute all or any portion of the Net Device Sales Bonus Pool as Bonus Amount awards at its complete discretion. The Bonus Amount may be awarded on an annual or one-time bonus basis by the Award Committee. Any Bonus Amount awarded from the Net Device Sales Bonus Pool shall be awarded subject to the terms of the Plan.

d. Code: The Internal Revenue Code of 1986, as amended or as it may be amended from time to time, and any regulations or other guidance promulgated thereunder.

e. Company: Barnes & Noble.com.

f. Eligible Employee: An individual who (i) is classified by the Company as an employee of the Barnes & Noble.com Digital Products Group, or the Award Committee determines has made a significant contribution to the success of the Barnes & Noble.com Digital Products Group device development efforts; (ii) is in good standing, meaning rated at least “Achieved Expectations” by their supervisor and not under a final warning or performance improvement plan as of the date of the payment of any Bonus Amount; (iii) the Company has selected in its sole discretion to be eligible for participation in the Plan as evidenced by the offer of a Participation Agreement; and (iv) who executes a Participation Agreement for the applicable Bonus Period as provided herein. The Award Committee shall have complete and sole discretion to determine participation in the Plan for a Bonus Period.

g. Net Device Sales Revenue: The net sales revenue of Barnes & Noble, Inc. with respect to a Bonus Period for any e-book reading device developed specifically by the Barnes & Noble.com Digital Products Group for the Company. Net Device Sales Revenue shall not include sales revenue for any e-book reading devices sold by Barnes & Noble, Inc., or any of its subsidiaries or affiliates, including the Company, which were not developed specifically by the Barnes & Noble.com Digital Products Group. Net Device Sales Revenue shall not include any revenue associated with sales (i) that result in returns; (ii) for which the Company does not receive payment in full (i.e., bad debt); or (iii) that cause the Company to incur replacement costs. New Device Sales Revenue may include and exclude such items as the Company may determine in its sole discretion from time to time, and may be calculated in such manner as the Company may determine in its sole discretion, such as, by way of example only, a calculation of net sales revenue reflecting discounts offered, cost of sales, etc.

h. Plan: This document titled Barnes & Noble.com Digital Products Device Development Incentive Bonus Plan, together with any and all amendments or supplements thereto.

2. Payment of Bonus Amounts. The Company, by and through its Award Committee, will determine which employees of the Company or Barnes & Noble, Inc. will receive an offer of a Participation Agreement and the Bonus Amount for each Eligible Employee, subject to all terms and conditions of the Plan. Bonus Amount awards may differ in amount between the Eligible Employees, as determined by the Award Committee in its sole discretion, and otherwise subject to the terms and conditions of the Plan. Further, the total amount of the Net Device Sales Bonus Pool for any Bonus Period need not be awarded by the Award Committee as Bonus Amount awards under the Plan. Participation Agreements shall be approved and extended by the Award Committee based upon the selections made by the Award Committee for participation in the Plan for a Bonus Period.

Payment of the Bonus Amount to an Eligible Employee, if any, shall be made in two equal annual installments subject to all terms and conditions herein. Bonus Amounts shall be determined after the close of the Company’s Fiscal Year. Following the determination of the Bonus Amounts by the Award Committee, provided the Eligible Employee is eligible for payment under the Plan, the Company shall make the first installment payment equal to Fifty Percent (50%) of the Bonus Amount, no later than three (3) months following the close of the Fiscal Year. Provided that the Eligible Employee remains employed with the Company and eligible under the terms of the Plan through the payment date of the second installment, the Company shall make the second installment payment equal to the remaining Fifty Percent (50%) of the Bonus Amount, on the first anniversary of the date of the payment of the first installment of the Bonus Amount. Eligible Employees have no vested right in the Bonus Amount or any portion or installment thereof until the date of the payment of the Bonus Amount or any portion or installment thereof under the Plan according to the terms herein. Payment of one-time bonuses will be made in one payment subject to all terms and conditions herein.

If an Eligible Employee’s employment with the Company ends, whether through resignation or termination for any reason (whether voluntarily or involuntarily) prior to the date of the payment of either installment of the Bonus Amount, the Eligible Employee shall not be entitled to and shall forfeit all right, title and interest in and to any Bonus Amount that has not been paid as of the date of such separation from employment with the Company.

3. Offset For Obligations To The Company. If, at such time as an Eligible Employee becomes entitled to a Bonus Amount payment hereunder, the Eligible Employee has any debt, obligation or other liability representing an amount owing to the Company or its parents, subsidiaries or affiliates, the Company may offset the amount owed it by the Eligible Employee against the amount of the Bonus Amount otherwise distributable hereunder.

4. Termination of Right to Bonus Amount for Breach of Contractual Obligations. Notwithstanding anything to the contrary set forth herein, if an Eligible Employee breaches any of the provisions of any employment agreement entered into by and between the Eligible Employee and the Company from time to time, including any agreement containing the terms and provisions of any non-disclosure, non-compete, confidentiality, non-solicit or inventions agreement entered into by and between the Eligible Employee and the Company (whether such breach occurs during or after Eligible Employee’s employment with the Company), or the terms of this Plan or any other agreement with the Company, then the Eligible Employee’s right to a Bonus Amount otherwise payable under this Plan, to the extent not previously paid, shall immediately terminate and be forfeited.

5. No Trust Created. Nothing contained in this Plan, and no action taken pursuant to its provisions by any party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Eligible Employee or any other person.

6. Bonus Amounts Payable Only from General Corporate Assets; Unsecured General Creditor Status of Employee. The payment of Bonus Amounts to Eligible Employees shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future, subject to the terms and conditions of the Plan. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. Any accounts maintained to reflect an Eligible Employee’s benefit under this Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only.

7. No Contract of Employment. Neither this Plan nor any action taken hereunder shall be construed as a contract of employment for any term of years, as giving the Eligible Employee any right to be retained in the employ of the Company, or to affect the right of the Company to change the Eligible Employee’s present or future rate of compensation or work assignment or to terminate the employment of the Eligible Employee with or without cause.

8. Bonus Amounts Not Transferable. Neither the Eligible Employee nor any other person shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the Bonus Amounts payable hereunder. No such funds shall be subject to seizure by any creditor of any such Eligible Employee or other person, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Employee, or any other person. Any such attempted assignment or transfer shall be void.

9. Withholding. The Company shall withhold any federal, state or local income taxes as it deems to be required or appropriate.

10. Amendment. This Plan may be amended, altered, modified, or terminated at any time by a written instrument signed by the Company, its respective successors or assigns.

11. Not a Security. Nothing contained herein shall be construed to create a security. This Plan relates to the payment of incentive bonus compensation for Eligible Employees, and is not intended to be, or to create, a security.

12. Notice. All notices or other communications to Eligible Employees or the Company hereunder (“Notice”) shall be in writing and shall either be delivered personally, by electronic mail or by registered or certified mail, return receipt requested (a) to the Eligible Employee at the address of the Eligible Employee on the records of the Company or to such other address as to which the Eligible Employee or the Eligible Employee’s personal representative give Notice in accordance with this Section and (b) to the Company at the address of the principal office of the Company, and addressed to the Vice President, Human Resources, with a copy to the General Counsel of Barnes & Noble, Inc. The Notice shall be deemed given as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

13. Severability. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

14. Administration. The Company shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms and shall have discretionary authority to interpret those terms. The Company shall determine in its discretion those who are eligible to participate in the Plan as Eligible Employees and shall have the right to set guidelines for the administration of the Plan and participation and payment of Bonus Amounts under the Plan, including without limitation, the approval of the Net Device Sales Bonus Pool amounts, the calculation of Net Device Sales Revenue and all Bonus Amounts. The Company may further establish, adopt or revise such other rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Company (or its designee to the extent applicable) shall be final and binding on Eligible Employees and all other employees of the Company.

15. Governing Law. This Plan, and the rights of the Company and the Employee hereunder, shall be governed by and construed in accordance with the laws of the State of New York. This Plan is intended to comply with the requirements of Section 409A of the Code. This Plan shall be interpreted in a manner that is consistent with Code Section 409A.

16. Prior Agreements. This Plan supersedes and replaces all other plans, arrangements and agreements relating to the subject matter hereof, and any such prior plans, arrangements and agreements are hereby canceled and of no further force and effect.